PRAXIS FUNDS

Second Amendment to Financial Control Services Agreement to Amend Name and Address

Effective as of April 16, 2012

This second amendment is made by Beacon Hill Fund Services, Inc. and MMA Praxis to amend the Financial Controls Services Agreement dated January 1, 2009 (the “Agreement”) as follows:

Parties hereby acknowledge that:

1.	MMA Praxis has changed its name to Praxis Mutual Funds.

2.	The principal place of business of the Praxis Mutual Funds, for purposes of the Agreement, has changed from 303 Broadway, Suite 900, Cincinnati, OH 45202 to 1110 North Main Street, P.O. Box 483, Goshen, IN 46527.

3.	The address for notice for Praxis Mutual Funds as described in Section 6 of the Agreement has changed from 303 Broadway, Suite 900, Cincinnati, OH 45202 to 1110 North Main Street, P.O. Box 483, Goshen, IN 46527.

This amendment is made pursuant to the amendment provisions in the Agreement, and all other provisions of the Agreement remain in full force and effect.

BEACON HILL FUND SERVICES, INC.

By:	/s/ Scott A. Englehart
Name: Scott A. Englehart
Title: President
Date: April 16, 2012

PRAXIS MUTUAL FUNDS (formerly MMA PRAXIS)

By:	/s/ Marlo J. Kauffman

Name: Marlo J. Kauffman

Title: Vice-President

Date: April 30, 2012